EXHIBIT 99.1
GREAT WALL’S SHAREHOLDERS APPROVE THE PROPOSED ACQUISITION OF CHINACAST COMMUNICATION HOLDINGS LIMITED
NEW YORK, December 18, 2006 (PRNewswire) — Great Wall Acquisition Corporation (OTCBB: GWAQ, GWAQU, GWAQW) announced today that its stockholders have approved the Company’s previously-announced proposed acquisition of ChinaCast Communication Holdings Limited. In connection with the acquisition of ChinaCast, the Company’s stockholders have also approved amendments to Great Wall’s certificate of incorporation to increase the number of authorized shares of Great Wall’s common stock to 100,000,000 and to change Great Wall’s name to “ChinaCast Education Corporation.” Great Wall does not intend to effectuate either of these amendments to its certificate of incorporation until the acquisition has been consummated.
At the Company’s special meeting held today, a total of 4,132,588 shares (75% of the Company’s outstanding shares) were represented. 3,932,341 shares (71.2% of the Company’s outstanding shares) voted to approve the acquisition of ChinaCast. Of these, 2,980,341 shares issued in Great Wall’s initial public offering (“Public Shares”) (66% of the Company’s Public Shares) voted to approve the acquisition of ChinaCast.
Great Wall did not receive any votes against the acquisition of ChinaCast. Because voting against the acquisition was a condition to the ability of any stockholder to elect the right to convert such stockholder’s shares into a pro rata portion of the IPO trust account, no stockholders elected such conversion. 5,000 shares voted to abstain from the vote to approve the acquisition.
In addition, 4,125,045 shares (74.8% of the outstanding shares) approved the amendment to Great Wall certificate of incorporation increasing its authorized shares of common stock and 4,132,588 shares (75% of the outstanding shares) approved the amendment to Great Wall’s certificate of incorporation to change its name to ChinaCast Education Corporation. Great Wall did not receive any votes against either of the proposed amendments to its certificate of incorporation, however, 5,000 shares abstained from the vote to increase the number of Great Wall’s authorized shares.
Mr. Kin Shing Li, Great Wall’s Chairman, said, “In light of the substantial sentiment of Public Shareholders in favor of the acquisition of ChinaCast, Great Wall intends to move forward with the acquisition of ChinaCast and expects to complete this acquisition before the end of the year.”
As previously announced, Great Wall made a formal announcement of the voluntary conditional tender offer for the shares of ChinaCast in Singapore on December 7, 2006. The fourteen (14) day period following such announcement during which the offer was not open for acceptances is set to expire on December 21, 2006. On that date Great Wall expects to make an offer for all ChinaCast shares in Singapore. Accordingly, it is expected that the Company will be able to close on the acquisition of a majority stake in ChinaCast prior to December 31, 2006.
In connection with the proposed business combination, Great Wall has filed a registration statement on Form S-4 (Registration No. 333-134098) with the SEC. Investors are urged to carefully read the definitive proxy statement/prospectus which was distributed to stockholders on or about December 5, 2006, and any other relevant documents filed with the SEC, because they contain important information about Great Wall, ChinaCast and the proposed transaction, including detailed risk factors. The definitive proxy statement/prospectus and other documents filed by Great Wall are available free of charge at the SEC’s website, http://www.sec.gov, or by directing a request to Great Wall

Acquisition Corporation, 660 Madison Avenue, 15th Floor, New York, New York, 10021, Attention: Richard Xue. ChinaCast is a public company listed on the on the Main Board of the Singapore Exchange Securities Trading Limited. Copies of filings made by ChinaCast with the Singapore Exchange are available on its web site, http://www.sgx.com.sg.
Great Wall, ChinaCast and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the participants in the solicitation is set forth in the Great Wall’s Form S-4 registration statement.
This press release is not an offer to sell or a solicitation of an offer to buy securities in any state or jurisdiction where the offer or sale is not permitted. Any solicitation of proxies will be made only by the proxy statement/prospectus that was provided to Great Wall stockholders. Investors and security holders of Great Wall are urged to read the proxy statement/prospectus because it contains important information about Great Wall, ChinaCast and the proposed ChinaCast acquisition.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Great Wall, ChinaCast and the proposed acquisition. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Great Wall’s and ChinaCast’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the number and percentage of Great Wall stockholders voting for, against or abstaining on the proposed acquisition and/or electing conversion in accordance with Great Wall’s charter; business conditions in China, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which ChinaCast is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of e-learning services and content; timing, approval and market acceptance of new services and solutions; general economic conditions; geopolitical events and regulatory changes; and other relevant risks detailed in Great Wall’s filings with the SEC. The information set forth herein should be read in light of such risks. Neither Great Wall nor ChinaCast assumes any obligation to update the information contained in this press release.
About Great Wall: Based in New York City, Great Wall was incorporated in August 2003 as a blank check company whose objective is to acquire an operating business having its primary operations in the People’s Republic of China. Great Wall consummated its initial public offering in March 2004, receiving net proceeds of approximately US$23,986,000 on the sale of 4,515,975 units at US$6.00 per unit, including an over-allotment option. Each unit was comprised of one share of Great Wall common stock and two redeemable common stock purchase warrants having an exercise price of US$5.00. As of September 30, 2006, Great Wall holds approximately US$24,849,534 of those net proceeds including interest in a trust account maintained by an independent trustee which will be released upon the consummation of a qualifying business combination.
Questions and inquiries for further information may be directed to Mr. Richard Xue, Consultant to Great Wall, 660 Madison Avenue, New York, New York 10021; telephone (212) 753-0804.